Exhibit 99.1
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc. Kathy Galante (Investors/Media) Senior Director Kim Wittig (Media) Director 631-962-2000	Burns McClellan (Representing OSI) Justin Jackson/Kathy Nugent (Media) 212-213-0006
OSI Pharmaceuticals, Inc. Announces First Quarter 2009 Financial Results
     MELVILLE, NEW YORK — April 29, 2009 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company’s first quarter ended March 31, 2009. The Company reported net income from continuing operations of $16.5 million (or $0.28 per share) for the three months ended March 31, 2009, compared to $28.6 million (or $0.49 per share) for the three months ended March 31, 2008.
     Adjusting for non-cash tax expense (to reflect OSI’s actual cash tax rate of approximately 3%), expense related to stock-based compensation, interest expense related to the adoption of FSP APB 14-1 and certain other items detailed in the attached reconciliation of GAAP to non-GAAP financial measures, the Company reported non-GAAP earnings per share from continuing operations of $0.58 and $0.61 for the three months ended March 31, 2009 and 2008, respectively.
     The Company reported total revenues from continuing operations of $94 million for the first quarter of 2009 compared to revenues of $91 million for the first quarter of 2008, an increase of 3%. Revenues were comprised of the following key items:
•	Tarceva Related Revenues of $84 million for the first quarter of 2009 compared to $82 million in the first quarter of 2008, based primarily on the following:
•	Net revenues from the unconsolidated joint business for Tarceva of $49 million for the first quarter of 2009, compared to $50 million in the first quarter of 2008, arising from the Company’s co-promotion arrangement with Genentech, Roche’s wholly-owned subsidiary. The net revenues are based on total U.S. Tarceva sales of $111 million for the first quarter of 2009, compared to $111 million in the first quarter of 2008;
•	Royalties on product licenses of $34 million for the first quarter of 2009 compared to $32 million in the first quarter of 2008 from Roche for sales of

Tarceva. The royalty revenues are based on total rest of world sales of $168 million for the first quarter of 2009 which increased 8%, compared to the $156 million reported in the first quarter of 2008;
•	Other Revenues of $10 million for the first quarter of 2009 compared to $8 million in the first quarter of 2008, based primarily on the following:
•	Royalties of $9 million for the first quarter of 2009 compared to $6 million in the first quarter of 2008 related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes.
•	License, milestone and other revenues of $400,000 for the first quarter of 2009 compared to $2 million in the first quarter of 2008.
Operating Expenses
     Operating expenses from continuing operations for the first quarter of 2009 were $62 million compared to $58 million for the same period last year, with the increase primarily driven by an increase in research and development expenses related to the advancement of our clinical pipeline. Research and development expenses for the first quarter of 2009 were $35 million compared to $31 million for the same period last year. Selling, general and administrative expenses for the first quarter of 2009 were $24 million compared to $25 million for the same period last year.
Taxes and Interest Income /Expense
     Beginning in 2009, the Company is required to report its tax provision at its full effective tax rate, which is estimated at approximately 39%. However, the Company expects to continue paying taxes at the lower alternative minimum tax rates as it continues to utilize its net operating loss carryforwards (NOLs). The results also reflect the retrospective adoption of FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, resulting in higher interest expense reported in both 2009 and 2008. Interest income also declined by approximately $2 million reflecting a decline in interest rates year over year.
Net Income Including Discontinued Operations
     The Company’s net income including results from discontinued operations was $16.4 million (or $0.28 per share) for the first quarter of 2009 compared with a net income of $26.2 million (or $0.45 per share) for the same period last year.
Use of Non- GAAP Financial Measures
     The accompanying tables contain both GAAP and non-GAAP financial measures for the periods presented. The non-GAAP measures include adjusted net income from continuing operations and adjusted earnings per share from continuing operations, each of which has directly comparable GAAP equivalents. OSI has provided these non-GAAP financial measures to adjust for the impact of (i) stock based compensation, (ii) imputed interest expense related to the adoption of FASB Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” (iii) amortization of acquired intangible assets and

(iv) non-cash tax expense, and to adjust OSI’s effective tax rate of approximately 39% to reflect its actual cash tax rate of approximately 3%. These items have been adjusted because they are either non-cash, non-recurring or not otherwise considered to be core to OSI’s business. Management uses these non-GAAP financial measures internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes that these results are useful to others in analyzing the core operating performance and trends of OSI for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to the financial results of other companies. These non-GAAP measures should be considered as a supplement to, not a substitute for or superior to, the corresponding financial measures calculated in accordance with GAAP.
Conference Call
     OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on April 29, 2009 at 5:00PM (Eastern Time). To access the live webcast or the archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-877-719-9791 (U.S.) or 1-719-325-4824 (international) to listen to the call. The conference ID number for the live call is 5668462. Telephone replay is available approximately two hours after the call until May 29, 2009. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 5668462.
About OSI Pharmaceuticals
     OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated personalized medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
     This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

	Three Months Ended March 31,
(Consolidated Statements of Operations	2009	2008*
In thousands, except per share data)	Unaudited	Unaudited
Revenues:
Tarceva-related revenues	$83,856	$82,358
Other revenues	9,821	8,377

Total revenues	93,677	90,735

Operating expenses:
Cost of goods sold	2,194	2,170
Research and development	35,436	30,549
Selling, general and administrative	24,201	24,531
Amortization of intangibles	228	602

Total operating expenses	62,059	57,852

Income from continuing operations	31,618	32,883

Other income (expense):
Investment income — net	2,214	3,734
Interest expense	(6,393)	(6,305)
Other income (expense) — net	(384)	(900)

Income from continuing operations before income taxes	27,055	29,412
Income tax provision	10,551	816

Net income from continuing operations	16,504	28,596
Loss from discontinued operations	(104)	(2,426)

Net income	$16,400	$26,170

Basic and diluted income (loss) per common share:
Basic income (loss)
Continuing operations	$0.29	$0.50
Discontinued operations	(0.00)	(0.04)
Net income	$0.28	$0.46
Diluted income (loss)
Continuing operations	$0.28	$0.49
Discontinued operations	(0.00)	(0.04)
Net income	$0.28	$0.45

Weighted average shares of common stock outstanding:
Basic shares	57,818	57,130
Diluted shares	60,630	57,813

Computation of diluted income per share from continuing operations:

Net income from continuing operations	$16,504	$28,596
Add: Interest and issuance costs related to dilutive convertible debt	495	—

Net income from continuing operations — diluted	$16,999	$28,596

Basic shares	57,818	57,130
Dilutive effect of options and restricted stock	814	683
Dilutive effect of the 2023 Notes	1,998	—
Dilutive effect of the 2025 Notes	—	—
Dilutive effect of the 2038 Notes	—	—

Diluted shares	60,630	57,813

	March 31,	December 31,
	2009	2008
	Unaudited
Cash and investments securities (including restricted investments)	$541,238	$515,511

*	The three months ended March 31, 2008 have been restated to reflect the adoption of FSP APB 14-1.

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation From Reported Net Income from Continuing Operations to Adjusted Net Income from Continuing Operations and Reported Dilutive Income Per Share to Non GAAP Adjusted Diluted
Income Per Share
Unaudited
(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008

Reported diluted income per common share from continuing operations	$0.28	$0.49
Adjustments per common share	0.30	0.12

Adjusted diluted income per common share from continuing operations	$0.58	$0.61

Net income from continuing operations	$16,504	$28,596

Non-GAAP Adjustments:
Stock-based compensation	6,183	5,472
Imputed interest related to the adoption of FSP APB 14-1	3,448	3,067
Amortization of acquired intangibles	228	602
Non cash tax expense	9,848	—
Income tax effect on adjustments	(256)	(253)

Adjusted net income from continuing operations	$35,955	$37,484

Computation of adjusted diluted income per common share from continuing operations:
Adjusted net income from continuing operations	$35,955	$37,484
Add: Interest and issuance costs related to dilutive convertible debt	1,490	2,160

Adjusted net income from continuing operations — diluted	$37,445	$39,644

Computation of adjusted diluted shares:
Basic shares	57,818	57,130
Adjustment to dilutive shares:
Dilutive effect of options and restricted stock	814	683
Dilutive effect of the 2023 Notes	1,998	2,936
Dilutive effect of the 2025 Notes	3,908	3,908
Dilutive effect of the 2038 Notes (issued in January 2008)	—	—

Adjusted dilutive shares	64,538	64,657